PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
April 1, 2020

Contact:     Dana Perlman
Treasurer, Senior Vice President, Business Development and Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. REPORTS 2019 FOURTH QUARTER AND FULL YEAR RESULTS

•	2019 revenue exceeded guidance:

◦	Fourth quarter revenue of $2.60 billion increased 5% (increased 6% on a constant currency basis) compared to the prior year period

◦	Full year 2019 revenue of $9.91 billion increased 3% (increased 5% on a constant currency basis) compared to 2018

•	2019 EPS was:

◦	GAAP basis: $(0.93) (fourth quarter) and $5.60 (full year)

◦	Non-GAAP basis: $1.88 (fourth quarter) and $9.54 (full year) and exceeded guidance

◦	EPS included a negative impact of approximately $0.25 per share due to additional inventory reserves recorded as a result of the onset of the COVID-19 outbreak

•
First quarter and full year 2020 results will include a significant negative impact as a result of the COVID-19 pandemic. Given the dynamic nature of the situation, 2020 guidance cannot be provided at this time.

New York, New York - PVH Corp. [NYSE: PVH] reported its 2019 fourth quarter and full year results.

Non-GAAP Amounts:
Amounts stated to be on a non-GAAP basis exclude the items that are described below under the heading “Non-GAAP Exclusions.” Amounts stated on a constant currency basis are also deemed to be on a non-GAAP basis. Reconciliations of amounts on a GAAP basis to amounts on a non-GAAP basis are presented later in this release and identify and quantify all excluded items.

Earnings per Share Compared to Guidance:
Earnings per share on a GAAP basis was $5.60 for the full year 2019 compared to guidance of approximately $6.32. The decrease of $0.72 per share was primarily driven by (i) an approximately $0.81 per share decrease compared to guidance primarily due to a pre-tax actuarial loss of $98 million recognized on retirement plans, which was not included in guidance, as well as other changes resulting from the other items for the applicable period described under the heading “Non-GAAP Exclusions” later in this release, partially offset by (ii) an aggregate increase compared to guidance of $0.09 per share as described in the earnings per share on a non-GAAP basis discussion below.

Earnings per share on a non-GAAP basis was $9.54 for the full year 2019 compared to guidance of at least $9.45. The increase in earnings per share on a non-GAAP basis was primarily driven by:

Outperformance of the Tommy Hilfiger and Calvin Klein businesses earnings on a non-GAAP basis	$0.31

Lower interest and taxes on a non-GAAP basis	0.03

Additional inventory reserves recorded as a result of the onset of the COVID-19 outbreak	(0.25)

Net increase in earnings per share on a non-GAAP basis compared to guidance	$0.09

Earnings per share on a non-GAAP basis, as discussed above, excludes the items for the applicable period described under the heading “Non-GAAP Exclusions” later in this release.

CEO Comments:
Commenting on these results, Emanuel Chirico, Chairman and Chief Executive Officer, noted, “PVH ended the year with a strong holiday season and increasing momentum across TOMMY HILFIGER and CALVIN KLEIN in the majority of the regions where we operate. We are very pleased with these results, with revenue as well as earnings per share on a non-GAAP basis exceeding our guidance.”

Mr. Chirico continued, “I believe that we are in a solid financial position to navigate the COVID-19 outbreak and this period of unprecedented volatility. Our balance sheet has always been one of our core strengths and we have over $1 billion in cash and available borrowings. We also are taking a hard look at all of our discretionary spending, payroll and salary reductions, capital expenditures and inventory management with a firm focus on managing our cash flow and preserving our cash position and financial standing.”

Mr. Chirico concluded, “While the outbreak is highly dynamic and continues to unfold, my confidence in the power of PVH and our ability to navigate this crisis is unwavering. With a nearly 140 year history, I believe that our core strengths — our talent, our brands, and our strong fundamentals and balance sheet — will continue to support us through this uncertain time and ultimately lead us back to a healthy path of long-term growth once the pandemic subsides.”

COVID-19 Pandemic:
The COVID-19 pandemic is having a significant impact on the Company’s business, results of operations, financial condition and cash flows in 2020.

Virus-related concerns, reduced travel, temporary store closures and government-imposed restrictions have resulted in sharply reduced traffic and consumer spending trends and sales stoppages in the Company’s retail stores in virtually all key markets during the first quarter of 2020, and are similarly impacting the Company’s wholesale customers and licensing partners. In addition, the Company’s supply chain and the supply chains of its licensing partners have been disrupted and may experience future disruptions as a result of either closed factories or factories operating with reduced workforces.

There is significant uncertainty about the duration and extent of the negative impacts of the COVID-19 pandemic on the Company and its business partners. The Company is monitoring the situation closely with regards to its associates, customers, business partners and supply chain. Given the dynamic nature of the circumstances surrounding the pandemic, the Company’s results could be impacted significantly in ways the Company is not able to predict today. The Company, therefore, has not provided guidance for its first quarter and full year 2020.

In addition, depending on the duration and extent of the pandemic, the Company’s results of operations, financial condition and cash flows in 2020 also may be significantly negatively impacted by, among other things, noncash asset impairments, excess inventory and difficulty collecting trade receivables.

Liquidity / Financial Flexibility
The Company has a long history of successfully navigating and managing through economic cycles and turbulent uncertain times. The Company ended 2019 with cash of $503 million and with inventory levels down 7% compared to the prior year. In order to preserve liquidity and ensure the Company’s financial flexibility, the Company has taken or is taking the following steps:

•	Drew down $750 million from its over $1 billion revolving credit facility to add to cash balances, while maintaining untapped capital through its revolving credit facility.

•
Suspended share repurchases under the stock repurchase program. The Company has approximately $600 million remaining on its current stock repurchase authorization following $325 million in repurchases in 2019 and approximately $110 million completed in the first quarter of 2020.

•
Suspending its cash dividend beginning with the second quarter of 2020. The Company’s previously announced cash dividend of $0.0375 per common share paid on March 31, 2020 was not affected by this suspension.

•	Reviewing every opportunity to eliminate discretionary operating expenses, while reducing capital expenditures to approximately $190 million from $345 million in 2019.

•	Tightly managing inventories, with a focus on reducing its working capital.

•
In addition, the Company entered into a definitive agreement on January 9, 2020 to sell its Speedo North America business to Pentland Group PLC, the parent company of the Speedo brand, for $170 million in cash, subject to a working capital adjustment (the “Speedo transaction”). The sale is expected to close in the first quarter of 2020.

Fourth Quarter Business Review:
The Company’s fourth quarter of 2019 results include the two acquisitions that closed in the second quarter of 2019. The first was the Company’s acquisition of the approximately 78% interest in Gazal Corporation Limited (“Gazal”) that it did not already own (the “Australia acquisition”). The Company and Gazal jointly owned and managed a joint venture, PVH Brands Australia Pty. Limited (“PVH Australia”), which licensed and operated businesses under the “TOMMY HILFIGER,” “CALVIN KLEIN” and “Van Heusen” brands, along with other owned and licensed brands. PVH Australia came under the Company’s full control as a result of the Australia acquisition. The second was the Company’s acquisition of the Tommy Hilfiger retail business in Central and Southeast Asia from the licensee of the business (the “TH CSAP acquisition”).

Tommy Hilfiger
Revenue in the Tommy Hilfiger business for the quarter increased 12% to $1.3 billion (increased 13% on a constant currency basis) compared to the prior year period. Tommy Hilfiger International revenue increased 20% to $865 million (increased 22% on a constant currency basis) compared to the prior year period, primarily driven by continued outperformance in Europe and the addition of revenue resulting from the Australia and TH CSAP acquisitions. International comparable store sales increased 10%. Tommy Hilfiger North America revenue decreased 2% to $440 million compared to the prior year period, as growth in the North America wholesale business was more than offset by a 6% decline in North America comparable store sales due to continued weakness in traffic and consumer spending trends, especially in stores located in international tourist locations.

Earnings before interest and taxes on a GAAP basis for the quarter decreased to $145 million from $168 million in the prior year period. Included in earnings before interest and taxes for the fourth quarter of 2019 were costs of $3 million related to the portion of the Australia acquisition costs attributable to the Tommy Hilfiger business, primarily consisting of noncash valuation adjustments. Included in earnings before interest and taxes for the prior year period were costs of $4 million related to the April 2016 acquisition of the 55% interest in the Company’s former Tommy Hilfiger joint venture in China that it did not already own (the “TH China acquisition”), consisting of noncash amortization of short-lived assets. Earnings before interest and taxes on a non-GAAP basis for these periods, as discussed below, exclude these amounts.

Earnings before interest and taxes on a non-GAAP basis for the quarter decreased to $148 million from $171 million in the prior year period. The earnings decline was principally due to the continued gross margin pressure experienced in the North America retail business, the negative impact of additional inventory reserves recorded in anticipation of lower sales trends as a result of the onset of the COVID-19 outbreak, and a planned increase in marketing expenditures compared to the prior year period, which more than offset the revenue growth in the international business noted above.

Calvin Klein
Revenue in the Calvin Klein business for the quarter decreased 2% to $936 million (decreased 1% on a constant currency basis) compared to the prior year period. Calvin Klein International revenue increased 6% to $554 million (increased 8% on a constant currency basis) compared to the prior year period, driven by continued growth in Europe and the addition of revenue resulting from the Australia acquisition. These increases were partially offset by continued softness in Asia due, in part, to the business disruptions caused by the protests in Hong Kong. International comparable store sales increased 1%. Calvin Klein North America revenue decreased 11% to $382 million compared to the prior year period. The decrease was due to a revenue decrease in the wholesale business resulting from the licensing of the Company’s directly operated women’s jeanswear wholesale business in the U.S. and Canada to G-III Apparel Group, Ltd. (the “G-III license”), partially offset by a 4% increase in North America comparable store sales.

Earnings before interest and taxes on a GAAP basis for the quarter increased to $64 million from $44 million in the prior year period. Included in earnings before interest and taxes for the fourth quarter of 2019 were costs of $2 million related to the portion of the Australia acquisition costs attributable to the Calvin Klein business, primarily consisting of noncash valuation adjustments. Included in earnings before interest and taxes for the prior year period were costs of $41 million in connection with the restructuring associated with the strategic changes for the Calvin Klein business announced in January 2019 (the “Calvin Klein restructuring”). Earnings before interest and taxes on a non-GAAP basis for these periods, as discussed below, exclude these amounts.

Earnings before interest and taxes on a non-GAAP basis for the quarter decreased to $66 million from $84 million in the prior year period. The earnings decline was principally due to continued softness in Asia due, in part, to the business disruptions caused by the protests in Hong Kong, and the negative impact of additional inventory reserves recorded in anticipation of lower sales trends as a result of the onset of the COVID-19 outbreak.

Heritage Brands
Revenue in the Heritage Brands business for the quarter decreased 1% to $359 million compared to the prior year period, primarily due to weakness in the North America wholesale business. Comparable store sales were flat.

Loss before interest and taxes on a GAAP basis for the quarter was $153 million compared to a loss before interest and taxes of $8 million in the prior year period. Included in loss before interest and taxes for the fourth quarter of 2019 was a $142 million noncash loss related to the Speedo transaction and the resulting deconsolidation of the net assets of the Company’s Speedo North America business. Loss before interest and taxes on a non-GAAP basis for the period, as discussed below, excludes this amount.

Loss before interest and taxes on a non-GAAP basis for the quarter was $10 million compared to a loss before interest and taxes of $8 million on a GAAP basis in the prior year period (there were no non-GAAP exclusions in the prior year period), principally due to the revenue decrease noted above.

Fourth Quarter Consolidated Results:
Fourth quarter revenue increased 5% to $2.6 billion (increased 6% on a constant currency basis) compared to the prior year period.

Loss per share on a GAAP basis was $(0.93) for the fourth quarter of 2019 compared to earnings per share of $2.09 in the prior year period. These results include the amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release, including for the fourth quarter of 2019 a pre-tax noncash loss of $142 million related to the Speedo transaction and a pre-tax actuarial loss of $98 million recognized on retirement plans. Earnings per share on a non-GAAP basis for these periods, as discussed below, exclude these amounts.

Earnings per share on a non-GAAP basis was $1.88 for the fourth quarter of 2019 compared to $1.84 in the prior year period. Earnings per share on both a GAAP and non-GAAP basis for the fourth quarter of 2019 included a $0.05 negative impact related to foreign currency translation.

Loss before interest and taxes on a GAAP basis for the quarter was $96 million compared to earnings before interest and taxes of $134 million in the prior year period. Included in loss before interest and taxes for the fourth quarter of 2019 were costs of $246 million consisting of (i) a $142 million noncash loss related to the Speedo transaction and the resulting deconsolidation of the net assets of the Company’s Speedo North America business, (ii) a $98 million actuarial loss recognized on retirement plans and (iii) $6 million of costs related to the Australia acquisition. Included in earnings before interest and taxes for the prior year period were $59 million of costs consisting of (i) $41 million of costs related to the Calvin Klein restructuring, (ii) a $15 million actuarial loss recognized on retirement plans and (iii) $4 million of costs related to the TH China acquisition. Earnings before interest and taxes on a non-GAAP basis for these periods, as discussed below, exclude these amounts.

Earnings before interest and taxes on a non-GAAP basis for the quarter decreased to $150 million compared to $193 million in the prior year period. The decrease in earnings was driven by earnings declines across all businesses, including the negative impact of additional inventory reserves recorded in the fourth quarter of 2019 in anticipation of lower sales trends as a result of the onset of the COVID-19 outbreak.

Net interest expense on a GAAP basis increased to $30 million from $29 million in the prior year period. Included in net interest expense for the fourth quarter of 2019 was a $6 million expense resulting from the remeasurement of the Company’s mandatorily redeemable non-

controlling interest that was recognized in connection with the Australia acquisition. Net interest expense on a non-GAAP basis excludes this amount. Net interest expense on a non-GAAP basis decreased to $24 million from $29 million on a GAAP basis in the prior year period (there were no non-GAAP exclusions in the prior year period).

The effective tax rate on a GAAP basis for the fourth quarter of 2019 was 45.5% as compared to (51.6)% in the prior year period. The effective tax rate in 2019 reflects an income tax benefit on the pre-tax loss in the fourth quarter of 2019 and includes a $28 million tax benefit related to the write-off of deferred tax liabilities in connection with the Speedo transaction. The effective tax rate in the prior year period reflects an income tax benefit on the pre-tax earnings in the fourth quarter of 2018 and includes (i) a $41 million tax benefit from the remeasurement of certain of the Company’s net deferred tax liabilities in connection with the enactment of legislation in the Netherlands known as the “2019 Dutch Tax Plan” and (ii) a net tax benefit of $25 million recorded in connection with the U.S. Tax Cuts and Jobs Act of 2017 (“U.S. Tax Legislation”). The effective tax rate on a non-GAAP basis for these periods exclude these amounts.

The effective tax rate on a non-GAAP basis for the fourth quarter of 2019 was (8.5)% as compared to 15.0% in the prior year period, as the 2019 period included the favorable settlement of a multi-year audit from an international jurisdiction.

Full Year 2019 Consolidated Results:
Revenue for 2019 increased 3% to $9.9 billion (increased 5% on a constant currency basis) compared to the prior year. The revenue increase was due to:

•
An 8% increase (11% increase on a constant currency basis) in the Tommy Hilfiger business compared to the prior year, driven principally by outperformance in Europe and the addition of revenue resulting from the Australia and TH CSAP acquisitions. International comparable store sales increased 9%. North America comparable store sales decreased 6% due to weakness in traffic and consumer spending trends, especially in stores located in international tourist locations.

•
A 2% decrease (1% increase on a constant currency basis) in the Calvin Klein business compared to the prior year, as continued solid growth in Europe and the addition of revenue resulting from the Australia acquisition were more than offset by the negative impacts of (i) foreign currency translation, (ii) softness experienced in Asia due, in part, to the business disruptions caused by the protests in Hong Kong and the trade tensions between the U.S. and China, (iii) the reduction of revenue resulting from the closure of the CALVIN KLEIN 205 W39 NYC brand (formerly Calvin Klein Collection) (the “CK Collection closure”), and (iv) the effect of the G-III license. International comparable store sales decreased 1%. North America comparable store sales decreased 2% due to weakness in traffic and consumer spending trends, especially in stores located in international tourist locations.

•	A 3% decrease in the Heritage Brands business compared to the prior year, primarily due to weakness in the North America wholesale business and a 2% decline in comparable store sales.

Earnings per share on a GAAP basis was $5.60 for 2019 compared to $9.65 in the prior year. These results include the amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release. Earnings per share on a non-GAAP basis for these periods, as discussed below, exclude these amounts.

Earnings per share on a non-GAAP basis was $9.54 for 2019 compared to $9.60 in the prior year. Earnings per share on both a GAAP and non-GAAP basis for 2019 included a $0.35 negative impact related to foreign currency translation.

Earnings before interest and taxes on a GAAP basis for 2019 decreased to $559 million, inclusive of a $30 million negative impact due to foreign currency translation, from $892 million in the prior year. These results include the amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release. Earnings before interest and taxes on a non-GAAP basis for these periods, as discussed below, exclude these amounts.

Earnings before interest and taxes on a non-GAAP basis for 2019 decreased to $931 million, inclusive of a $30 million negative impact due to foreign currency translation, from $971 million in the prior year principally due to an earnings decline in the Heritage Brands business and an $8 million increase in corporate expenses.

Net interest expense on a GAAP basis for 2019 decreased to $115 million from $116 million in the prior year. Included in net interest expense for 2019 was a $9 million expense resulting from the remeasurement of the Company’s mandatorily redeemable non-controlling interest that was recognized in connection with the Australia acquisition. Net interest expense on a non-GAAP basis excludes this amount. Net interest expense on a non-GAAP basis for 2019 decreased to $106 million from $116 million on a GAAP basis in the prior year (there were no non-GAAP exclusions in the prior year).

The effective tax rate on a GAAP basis for 2019 was 6.5% as compared to 4.0% in the prior year. Included in the 2019 effective tax rate was a $28 million tax benefit related to the write-off of deferred tax liabilities in connection with the Speedo transaction. Included in the 2018 effective tax rate were (i) a $41 million tax benefit from the remeasurement of certain of the Company’s net deferred tax liabilities in connection with the 2019 Dutch Tax Plan and (ii) a net tax benefit of $25 million recorded in connection with the U.S. Tax Legislation. The effective tax rate on a non-GAAP basis for these periods exclude these amounts. The effective tax rate on a non-GAAP basis for 2019 was 14.0% as compared to 13.4% in the prior year.

Stock Repurchase Program:
During 2019, the Company repurchased approximately 3.4 million shares of its common stock for $325 million (12.4 million shares for $1.3 billion since inception) under the $2.0 billion stock repurchase program authorized by the Board of Directors through June 3, 2023. Stock repurchases under the program may be made from time to time over the period through open market purchases, accelerated share repurchase programs, privately negotiated transactions or other methods, as the Company deems appropriate. Purchases are made based on a variety of factors, such as price, corporate requirements and overall market conditions, applicable legal requirements and limitations, restrictions under the Company’s debt arrangements, trading restrictions under the Company’s insider trading policy and other relevant factors. The program may be modified by the Board, including to increase or decrease the repurchase limitation or extend, suspend, or terminate the program, at any time, without prior notice.

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•
Pre-tax costs of approximately $103 million incurred in 2019 related to the Calvin Klein restructuring, including $38 million of noncash asset impairments, primarily consisting of a lease asset impairment resulting from the closure of the Company’s flagship store on Madison Avenue in New York, New York, $26 million of severance, $26 million of contract termination and other costs, and $13 million of inventory markdowns, of which $70 million was incurred in the first quarter, $29 million was incurred in the second quarter and $3 million was incurred in the third quarter.

•
Pre-tax costs of $55 million incurred in the first quarter of 2019 in connection with the closure of the Company’s TOMMY HILFIGER flagship and anchor stores in the U.S., primarily consisting of noncash lease asset impairments.

•	Pre-tax costs of $6 million incurred in the first quarter of 2019 in connection with the refinancing of the Company’s senior credit facilities.

•
Pre-tax costs of $60 million incurred in the second quarter of 2019 in connection with the agreements to terminate early the licenses for the global Calvin Klein and Tommy Hilfiger North America socks and hosiery businesses in order to consolidate the socks and hosiery business for all Company brands in North America in a newly formed joint venture, which began operations in December 2019, and to bring in house the international Calvin Klein socks and hosiery wholesale businesses.

•
Pre-tax noncash gain of $113 million recorded in the second quarter of 2019 to write up the Company's equity investments in Gazal and PVH Australia to fair value in connection with the Australia acquisition.

•
Pre-tax costs of approximately $21 million incurred in 2019 in connection with the Australia and TH CSAP acquisitions, primarily consisting of noncash valuation adjustments, of which $7 million was incurred in the second quarter, $9 million was incurred in the third quarter and $6 million was incurred in the fourth quarter.

•
Pre-tax expenses of approximately $9 million incurred in 2019 resulting from the remeasurements of the Company’s mandatorily redeemable non-controlling interest, which was recognized in connection with the Australia acquisition, of which $3 million was recognized in the third quarter and $6 million was recognized in the fourth quarter.

•
Pre-tax noncash loss of $142 million recorded in the fourth quarter of 2019 related to the Speedo transaction and the resulting deconsolidation of the net assets of the Company’s Speedo North America business.

•	Pre-tax loss of $98 million recorded in the fourth quarter of 2019 related to the recognized actuarial loss on retirement plans.

•	Discrete tax benefit of $28 million recorded in the fourth quarter of 2019 related to the write-off of deferred tax liabilities in connection with the Speedo transaction.

•
Pre-tax costs of $24 million incurred in 2018 related to the TH China acquisition, consisting of noncash amortization of short-lived assets, of which $7 million was incurred in the first quarter, $7 million was incurred in the second quarter, $6 million was incurred in the third quarter and $4 million was incurred in the fourth quarter.

•
Pre-tax costs of $41 million incurred in the fourth quarter of 2018 related to the Calvin Klein restructuring, consisting of $27 million of severance, $7 million of noncash asset impairments, $4 million of contract termination and other costs, and $2 million of inventory markdowns.

•	Pre-tax loss of $15 million recorded in the fourth quarter of 2018 related to the recognized actuarial loss on retirement plans.

•
Discrete tax benefit of $41 million recorded in the fourth quarter of 2018 related to the remeasurement of certain of the Company’s net deferred tax liabilities in connection with the 2019 Dutch Tax Plan.

•
Discrete net tax benefit of $25 million recorded in the fourth quarter of 2018 to adjust the provisional net tax benefit recorded in 2017 in connection with the U.S. Tax Legislation, primarily consisting of the release of a valuation allowance on the Company’s foreign tax credits.

•
Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were identified as either primarily taxable or tax deductible, with the tax effect taken at the applicable income tax rate in the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

As a supplement to the Company’s GAAP results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies but reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant effect on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.

The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).

Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

Please see Tables 1 through 11 and the sections entitled “Reconciliations of 2019 Constant Currency Revenue” and “Full Year Reconciliation of 2019 GAAP to Non-GAAP Guidance” later in this release for reconciliations of GAAP to non-GAAP amounts.

The Company webcasts its conference calls to review its earnings releases. The Company’s conference call to review its fourth quarter earnings release is scheduled for Thursday, April 2, 2020 at 9:00 a.m. EDT. Please log on to the Company’s web site at www.PVH.com and go to the Events page included in the Investors section to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends. Please log on to www.PVH.com as described above to listen to the replay. In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held. The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode 9713728. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company may be considered to be highly leveraged and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors, and other factors; (iv) the Company’s ability to manage its growth and inventory, including the Company’s ability to realize benefits from acquisitions, such as the acquisitions referenced in this press release; (v) quota restrictions, the imposition of safeguard controls and the imposition of duties or tariffs on goods from the countries where the Company or its licensees produce goods under its trademarks, such as the recently imposed tariffs and threatened increased tariffs on goods imported into the U.S. from China, any of which, among other things, could limit the ability to produce products in cost-effective countries or in countries that have the labor and technical expertise needed, or require the Company to absorb costs or try to pass costs onto consumers, which could materially impact the Company’s revenue and profitability; (vi) the availability and cost of raw materials; (vii) the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced); (viii) changes in available factory and shipping capacity, wage and shipping cost escalation, civil conflict, war or terrorist acts, the threat of any of the foregoing, or political or labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (ix) disease epidemics and health related concerns, such as the current outbreak of COVID-19, which could result in (and, in the case of the COVID-19 outbreak, has resulted in some of the following) supply chain disruptions due to closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in affected areas, closed stores, reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure, or governments impose mandatory business closures, travel restrictions or the like to prevent the spread of disease, and market or other changes that could result in noncash impairments of the Company’s goodwill and other intangible assets, operating lease right-of-use assets, and property, plant and equipment; (x) acquisitions and divestitures and issues arising with acquisitions, divestitures and proposed transactions, including, without limitation, the ability to integrate an acquired entity or business into the Company with no substantial adverse effect on the acquired entity’s, the acquired business’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance, and the ability to operate effectively and profitably the Company’s continuing businesses after the sale or other disposal of a subsidiary, business or the assets thereof; (xi) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; (xii) significant fluctuations of the U.S. dollar against foreign currencies in which the Company transacts significant levels of business; (xiii) the Company’s retirement plan expenses recorded throughout the year are calculated using actuarial valuations that incorporate assumptions and estimates about financial market, economic and demographic conditions, and differences between estimated and actual results give rise to gains and losses, which can be significant, that are recorded immediately in earnings, generally in the fourth quarter of the year; (xiv) the impact of new and revised tax legislation and regulations; and (xv) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. Reconciliations of these measures are included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.PVH.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Income Statements
(In millions, except per share data)

	Quarter Ended		Year Ended
	2/2/20	2/3/19	2/2/20	2/3/19

Net sales	$2,480.2	$2,360.1	$9,400.0	$9,154.2
Royalty revenue	91.6	92.8	379.9	375.9
Advertising and other revenue	29.0	31.1	129.1	126.7
Total revenue	$2,600.8	$2,484.0	$9,909.0	$9,656.8

Gross profit on net sales	$1,277.3	$1,231.6	$4,879.4	$4,805.7
Gross profit on royalty, advertising and other revenue	120.6	123.9	509.0	502.6
Total gross profit	1,397.9	1,355.5	5,388.4	5,308.3

Selling, general and administrative expenses	1,257.6	1,217.0	4,715.2	4,432.8

Non-service related pension and postretirement cost	96.1	12.9	90.0	5.1

Debt modification and extinguishment costs			5.2

Other noncash loss, net	142.0		28.9

Equity in net income of unconsolidated affiliates	2.1	8.1	9.6	21.3

(Loss) earnings before interest and taxes	(95.7)	133.7	558.7	891.7

Interest expense, net	30.0	29.2	114.7	116.1

Pre-tax (loss) income	(125.7)	104.5	444.0	775.6

Income tax (benefit) expense	(57.2)	(53.9)	28.9	31.0

Net (loss) income	(68.5)	158.4	415.1	744.6

Less: Net loss attributable to redeemable non-controlling interest (1)	(1.1)	(0.3)	(2.2)	(1.8)

Net (loss) income attributable to PVH Corp.	$(67.4)	$158.7	$417.3	$746.4

Diluted net (loss) income per common share attributable to PVH Corp. (2)	$(0.93)	$2.09	$5.60	$9.65

	Quarter Ended		Year Ended
	2/2/20	2/3/19	2/2/20	2/3/19

Depreciation and amortization expense	$87.3	$86.8	$323.8	$334.8

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)	The Company and Arvind Limited have a joint venture in Ethiopia in which the Company owns a 75% interest.

(2)
Please see Note A in Notes to Consolidated GAAP Income Statements for the reconciliations of GAAP diluted net (loss) income per common share to diluted net (loss) income per common share on a non-GAAP basis.

PVH CORP.
Non-GAAP Measures

The Company believes it is useful to investors to present its results for the periods ended February 2, 2020 and February 3, 2019 on a non-GAAP basis by excluding (i) the recognized actuarial loss on retirement plans in the fourth quarters of 2019 and 2018; (ii) the costs incurred in the first, second and third quarters of 2019 and the fourth quarter of 2018 related to the restructuring associated with the strategic changes for its Calvin Klein business announced in January 2019 (the “Calvin Klein restructuring”), consisting of a noncash lease asset impairment resulting from the closure of the Company’s flagship store on Madison Avenue in New York, New York; other noncash asset impairments; severance; contract termination and other costs; and inventory markdowns; (iii) the costs incurred in the first quarter of 2019 in connection with the closure of the Company’s TOMMY HILFIGER flagship and anchor stores in the United States (the “TH U.S. store closures”), primarily consisting of noncash lease asset impairments; (iv) the costs incurred in the first quarter of 2019 in connection with the refinancing of the Company’s senior credit facilities; (v) the costs incurred in the second, third and fourth quarters of 2019 in connection with the acquisition of the approximately 78% interest in Gazal Corporation Limited (“Gazal”) that the Company did not already own (the “Australia acquisition”) and the acquisition of the Tommy Hilfiger retail business in Central and Southeast Asia from the Company’s previous licensee in that market (the “TH CSAP acquisition”), primarily consisting of noncash valuation adjustments; (vi) the noncash gain recorded in the second quarter of 2019 to write up the Company’s equity investments in Gazal and PVH Brands Australia Pty. Limited (“PVH Australia”) to fair value in connection with the Australia acquisition; (vii) the one-time costs recorded in the second quarter of 2019 on the Company’s equity investments in Gazal and PVH Australia prior to the Australia acquisition closing; (viii) the costs incurred in the second quarter of 2019 in connection with the agreements to terminate early the licenses for the global Calvin Klein and Tommy Hilfiger North America socks and hosiery businesses (the “Socks and Hosiery transaction”) in order to consolidate the socks and hosiery business for all Company brands in North America in a newly formed joint venture, which began operations in December 2019, and to bring in-house the international Calvin Klein socks and hosiery wholesale businesses; (ix) the expenses recorded in the third and fourth quarters of 2019 resulting from the remeasurements of the Company’s mandatorily redeemable non-controlling interest that was recognized in connection with the Australia acquisition; (x) the noncash loss recorded in the fourth quarter of 2019 related to the pending sale of the Speedo North America business (the “Speedo transaction”) and the expected deconsolidation of the net assets of the business; (xi) the costs incurred in 2018 related to the acquisition of the 55% interest in TH Asia, Ltd., its former joint venture for TOMMY HILFIGER in China, that it did not already own (the “TH China acquisition”), consisting of noncash amortization of short-lived assets; (xii) the discrete tax benefit recorded in the fourth quarter of 2019 related to the write-off of deferred tax liabilities in connection with the Speedo transaction; (xiii) the tax effects associated with the other foregoing pre-tax items; (xiv) the discrete net tax benefit recorded in the fourth quarter of 2018 in connection with the U.S. Tax Cuts and Jobs Act of 2017 (the “U.S. Tax Legislation”); and (xv) the discrete tax benefit recorded in the fourth quarter of 2018 related to the remeasurement of certain of the Company’s net deferred tax liabilities in connection with the enactment of legislation in the Netherlands known as the “2019 Dutch Tax Plan.” The Company excludes these amounts because it deems them to be non-recurring or non-operational and believes that their exclusion (i) facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company, and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The information presented on a non-GAAP basis may not be comparable to similarly titled measures reported by other companies.

PVH CORP.
Non-GAAP Measures (continued)
(In millions, except per share data)

The following table presents the non-GAAP measures that are discussed in this release. Please see Tables 1 through 11 for the reconciliations of the GAAP amounts to amounts on a non-GAAP basis.

	Quarter Ended		Year Ended
	2/2/20	2/3/19	2/2/20	2/3/19

Non-GAAP Measures
Total gross profit (1)	$1,403.8	$1,357.7	$5,417.8	$5,310.5
Selling, general and administrative expenses (2)		1,174.8	4,506.7	4,370.7
Non-service related pension and postretirement income (3)	(1.7)	(2.1)	(7.8)	(9.9)
Debt modification and extinguishment costs (4)			—
Other noncash loss, net (5)	—		—
Equity in net income of unconsolidated affiliates (6)			11.7
Earnings before interest and taxes (7)	150.0	193.1	930.6	971.0
Interest expense, net (8)	24.0		106.1
Income tax (benefit) expense (9)	(10.7)	24.5	115.4	114.3
Net income attributable to PVH Corp. (10)	137.8	139.7	711.3	742.4
Diluted net income per common share attributable to PVH Corp. (11)	$1.88	$1.84	$9.54	$9.60

Depreciation and amortization expense (12)		$83.1		$311.2

(1) Please see Table 3 for the reconciliations of GAAP gross profit to gross profit on a non-GAAP basis.
(2) Please see Table 4 for the reconciliations of GAAP selling, general and administrative (“SG&A”) expenses to SG&A expenses on a non-GAAP basis.
(3) Please see Table 5 for the reconciliations of GAAP non-service related pension and postretirement cost to non-service related pension and postretirement income on a non-GAAP basis.
(4) Please see Table 6 for the reconciliation of GAAP debt modification and extinguishment costs to debt modification and extinguishment costs on a non-GAAP basis.
(5) Please see Table 7 for the reconciliations of GAAP other noncash loss, net to other noncash loss, net on a non-GAAP basis.
(6) Please see Table 8 for the reconciliation of GAAP equity in net income of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis.
(7) Please see Table 2 for the reconciliations of GAAP (loss) earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis.
(8) Please see Table 9 for the reconciliations of GAAP interest expense, net to interest expense, net on a non-GAAP basis.
(9)    Please see Table 10 for the reconciliations of GAAP income tax (benefit) expense to income tax (benefit) expense on a non-GAAP basis and an explanation of the calculation of the tax effects associated with the pre-tax items identified as non-GAAP exclusions.

(10) Please see Table 1 for the reconciliations of GAAP net (loss) income to net income on a non-GAAP basis.
(11)    Please see Note A in Notes to Consolidated GAAP Income Statements for the reconciliations of GAAP diluted net (loss) income per common share to diluted net income per common share on a non-GAAP basis.

(12) Please see Table 11 for the reconciliations of GAAP depreciation and amortization expense to depreciation and amortization expense on a non-GAAP basis.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In millions, except per share data)

Table 1 - Reconciliations of GAAP net (loss) income to net income on a non-GAAP basis

	Quarter Ended		Year Ended
	2/2/20	2/3/19	2/2/20	2/3/19

Net (loss) income attributable to PVH Corp.	$(67.4)	$158.7	$417.3	$746.4

Diluted net (loss) income per common share attributable to PVH Corp.(1)	$(0.93)	$2.09	$5.60	$9.65

Pre-tax items excluded:

Gross profit charges associated with the Calvin Klein restructuring (inventory markdowns)		2.2	12.9	2.2

Gross profit charges associated with the Australia and TH CSAP acquisitions (short-lived noncash inventory valuation adjustments)	5.9		16.5

SG&A expenses associated with the Calvin Klein restructuring		38.5	90.0	38.5

SG&A expenses associated with the Socks and Hosiery transaction			59.8

SG&A expenses associated with the TH U.S. store closures			54.9

SG&A expenses associated with the Australia and TH CSAP acquisitions			2.8

SG&A expenses associated with the refinancing of the Company’s senior credit facilities			1.0

SG&A expenses associated with the TH China acquisition		3.7		23.6

Actuarial loss on retirement plans (recorded in non-service related pension and postretirement cost)	97.8	15.0	97.8	15.0

Debt modification and extinguishment costs			5.2

Noncash loss related to the Speedo transaction (recorded in other noncash loss, net)	142.0		142.0

Noncash gain to write up the Company’s equity investments in Gazal and PVH Australia to fair value (recorded in other noncash loss, net)			(113.1)

One-time expenses recorded on the Company’s equity investments in Gazal and PVH Australia (recorded in equity in net income of unconsolidated affiliates)			2.1

Expenses resulting from the remeasurements of the mandatorily redeemable non-controlling interest in connection with the Australia acquisition (recorded in interest expense, net)	6.0		8.6

Discrete tax benefit related to the write-off of deferred tax liabilities in connection with the Speedo transaction	(27.8)		(27.8)

Tax effects of the other pre-tax items above(2)	(18.7)	(12.6)	(58.7)	(17.5)

Discrete net tax benefit related to the U.S. Tax Legislation		(24.7)		(24.7)

Discrete tax benefit related to the remeasurement of certain net deferred tax liabilities in connection with the 2019 Dutch Tax Plan		(41.1)		(41.1)

Net income on a non-GAAP basis attributable to PVH Corp.	$137.8	$139.7	$711.3	$742.4

Diluted net income per common share on a non-GAAP basis attributable to PVH Corp.(1)	$1.88	$1.84	$9.54	$9.60

(1)   Please see Note A in Notes to the Consolidated GAAP Income Statements for the reconciliations of GAAP diluted net (loss) income per common share to diluted net income per common share on a non-GAAP basis.

(2) Please see Table 10 for an explanation of the calculation of the tax effects of the above items.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 2 - Reconciliations of GAAP (loss) earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis

	Quarter Ended		Year Ended
	2/2/20	2/3/19	2/2/20	2/3/19

(Loss) earnings before interest and taxes	$(95.7)	$133.7	$558.7	$891.7

Items excluded:

Gross profit charges associated with the Calvin Klein restructuring (inventory markdowns)		2.2	12.9	2.2

Gross profit charges associated with the Australia and TH CSAP acquisitions (short-lived noncash inventory valuation adjustments)	5.9		16.5

SG&A expenses associated with the Calvin Klein restructuring		38.5	90.0	38.5

SG&A expenses associated with the Socks and Hosiery transaction			59.8

SG&A expenses associated with the TH U.S. store closures			54.9

SG&A expenses associated with the Australia and TH CSAP acquisitions			2.8

SG&A expenses associated with the refinancing of the Company’s senior credit facilities			1.0

SG&A expenses associated with the TH China acquisition		3.7		23.6

Actuarial loss on retirement plans (recorded in non-service related pension and postretirement cost)	97.8	15.0	97.8	15.0

Debt modification and extinguishment costs			5.2

Noncash loss related to the Speedo transaction (recorded in other noncash loss, net)	142.0		142.0

Noncash gain to write up the Company’s equity investments in Gazal and PVH Australia to fair value (recorded in other noncash loss, net)			(113.1)

One-time expenses recorded on the Company’s equity investments in Gazal and PVH Australia (recorded in equity in net income of unconsolidated affiliates)			2.1

Earnings before interest and taxes on a non-GAAP basis	$150.0	$193.1	$930.6	$971.0

Table 3 - Reconciliations of GAAP gross profit to gross profit on a non-GAAP basis

	Quarter Ended		Year Ended
	2/2/20	2/3/19	2/2/20	2/3/19

Gross profit	$1,397.9	$1,355.5	$5,388.4	$5,308.3

Items excluded:

Gross profit charges associated with the Calvin Klein restructuring (inventory markdowns)		2.2	12.9	2.2

Gross profit charges associated with the Australia and TH CSAP acquisitions (short-lived noncash inventory valuation adjustments)	5.9		16.5

Gross profit on a non-GAAP basis	$1,403.8	$1,357.7	$5,417.8	$5,310.5

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 4 - Reconciliations of GAAP SG&A expenses to SG&A expenses on a non-GAAP basis

	Quarter Ended	Year Ended
	2/3/19	2/2/20	2/3/19

SG&A expenses	$1,217.0	$4,715.2	$4,432.8

Items excluded:

Expenses associated with the Calvin Klein restructuring	(38.5)	(90.0)	(38.5)

Expenses associated with the Socks and Hosiery transaction		(59.8)

Expenses associated with the TH U.S. store closures		(54.9)

Expenses associated with the Australia and TH CSAP acquisitions		(2.8)

Expenses associated with the refinancing of the Company’s senior credit facilities		(1.0)

Expenses associated with the TH China acquisition	(3.7)		(23.6)

SG&A expenses on a non-GAAP basis	$1,174.8	$4,506.7	$4,370.7

Table 5 - Reconciliations of GAAP non-service related pension and postretirement cost to non-service related pension and postretirement income on a non-GAAP basis

	Quarter Ended		Year Ended
	2/2/20	2/3/19	2/2/20	2/3/19

Non-service related pension and postretirement cost	$96.1	$12.9	$90.0	$5.1

Items excluded:

Actuarial loss on retirement plans	(97.8)	(15.0)	(97.8)	(15.0)

Non-service related pension and postretirement income on a non-GAAP basis	$(1.7)	$(2.1)	$(7.8)	$(9.9)

Table 6 - Reconciliation of GAAP debt modification and extinguishment costs to debt modification and extinguishment costs on a non-GAAP basis

Year Ended
2/2/20

Debt modification and extinguishment costs	$5.2

Item excluded:

Costs incurred associated with the refinancing of the Company’s senior credit facilities	(5.2)

Debt modification and extinguishment costs on a non-GAAP basis	$—

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 7 - Reconciliations of GAAP other noncash loss, net to other noncash loss, net on a non-GAAP basis

	Quarter Ended	Year Ended
	2/2/20	2/2/20

Other noncash loss, net	$142.0	$28.9

Items excluded:

Noncash loss related to the Speedo transaction	(142.0)	(142.0)

Noncash gain to write up the Company’s equity investments in Gazal and PVH Australia to fair value		113.1

Other noncash loss, net on a non-GAAP basis	$—	$—

Table 8 - Reconciliation of GAAP equity in net income of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis

Year Ended
2/2/20

Equity in net income of unconsolidated affiliates	$9.6

Item excluded:

One-time expenses recorded on the Company’s equity investments in Gazal and PVH Australia	2.1

Equity in net income of unconsolidated affiliates on a non-GAAP basis	$11.7

Table 9 - Reconciliations of GAAP interest expense, net to interest expense, net on a non-GAAP basis

	Quarter Ended	Year Ended
	2/2/20	2/2/20

Interest expense, net	$30.0	$114.7

Item excluded:

Expenses resulting from the remeasurements of the mandatorily redeemable non-controlling interest in connection with the Australia acquisition	(6.0)	(8.6)

Interest expense, net on a non-GAAP basis	$24.0	$106.1

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 10 - Reconciliations of GAAP income tax (benefit) expense to income tax (benefit) expense on a non-GAAP basis

	Quarter Ended		Year Ended
	2/2/20	2/3/19	2/2/20	2/3/19

Income tax (benefit) expense	$(57.2)	$(53.9)	$28.9	$31.0

Items excluded:

Discrete tax benefit related to the write-off of deferred tax liabilities in connection with the Speedo transaction	27.8		27.8

Tax effects of other pre-tax items identified as non-GAAP exclusions (1)	18.7	12.6	58.7	17.5

Discrete net tax benefit related to the U.S. Tax Legislation		24.7		24.7

Discrete tax benefit related to the remeasurement of certain net deferred tax liabilities in connection with the 2019 Dutch Tax Plan		41.1		41.1

Income tax (benefit) expense on a non-GAAP basis	$(10.7)	$24.5	$115.4	$114.3

(1) The estimated tax effects associated with the Company’s exclusions on a non-GAAP basis are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each pre-tax item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible and, if so, in what jurisdiction the tax expense or tax deduction would occur. All of the pre-tax items identified as non-GAAP exclusions were identified as either primarily taxable or tax deductible, with the tax effect taken at the applicable income tax rate in the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

Table 11 - Reconciliations of GAAP depreciation and amortization expense to depreciation and amortization expense on a non-GAAP basis

	Quarter Ended	Year Ended
	2/3/19	2/3/19

Depreciation and amortization expense	$86.8	$334.8

Item excluded:

Amortization of short-lived assets associated with the TH China acquisition	(3.7)	(23.6)

Depreciation and amortization expense on a non-GAAP basis	$83.1	$311.2

PVH CORP.
Notes to Consolidated GAAP Income Statements
(In millions, except per share data)

A.    The Company computed its diluted net (loss) income per common share as follows:

	Quarter Ended				Quarter Ended
	2/2/20				2/3/19
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments	(1)	Results	Results	Adjustments	(2)	Results

Net (loss) income attributable to PVH Corp.	$(67.4)	$(205.2)		$137.8	$158.7	$19.0		$139.7

Weighted average common shares	72.8			72.8	75.6			75.6
Weighted average dilutive securities		0.4		0.4	0.5			0.5
Total shares	72.8			73.2	76.1			76.1

Diluted net (loss) income per common share attributable to PVH Corp.	$(0.93)			$1.88	$2.09			$1.84

	Year Ended				Year Ended
	2/2/20				2/3/19
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments	(1)	Results	Results	Adjustments	(2)	Results

Net income attributable to PVH Corp.	$417.3	$(294.0)		$711.3	$746.4	$4.0		$742.4

Weighted average common shares	74.2			74.2	76.5			76.5
Weighted average dilutive securities	0.4			0.4	0.8			0.8
Total shares	74.6			74.6	77.3			77.3

Diluted net income per common share attributable to PVH Corp.	$5.60			$9.54	$9.65			$9.60

(1)
Represents the impact on net (loss) income in the periods ended February 2, 2020 from the elimination of (i) the recognized actuarial loss on retirement plans; (ii) the costs related to the Calvin Klein restructuring; (iii) the costs in connection with the TH U.S. store closures; (iv) the costs in connection with the refinancing of the Company’s senior credit facilities; (v) the costs related to the Australia and TH CSAP acquisitions, primarily consisting of noncash valuation adjustments; (vi) the noncash gain recorded to write up the Company’s equity investments in Gazal and PVH Australia to fair value in connection with the Australia acquisition; (vii) the one-time costs recorded on the Company’s equity investments in Gazal and PVH Australia prior to the Australia acquisition closing; (viii) the costs in connection with the Socks and Hosiery transaction; (ix) the expenses resulting from the remeasurements of the Company’s mandatorily redeemable non-controlling interest recognized in connection with the Australia acquisition; (x) the noncash loss recorded in connection with the Speedo transaction; (xi) the discrete tax benefit related to the write-off of deferred tax liabilities in connection with the Speedo transaction; and (xii) the tax effects associated with the other foregoing pre-tax items. Please see Table 1 for the reconciliation of GAAP net (loss) income to net income on a non-GAAP basis. Adjustments to weighted average dilutive securities for the quarter ended February 2, 2020 represent the dilutive impacts of securities included in the non-GAAP diluted net income per share calculations. The GAAP earnings per share calculation for the quarter ended February 2, 2020 excluded these potentially dilutive securities because there was a GAAP net loss attributable to PVH Corp., and, as such, the inclusion of these securities would have been anti-dilutive.

(2) Represents the impact on net income in the periods ended February 3, 2019 from the elimination of (i) the recognized actuarial loss on retirement plans; (ii) the costs related to the TH China acquisition, consisting of noncash amortization of short-lived assets; (iii) the costs related to the Calvin Klein restructuring; (iv) the tax effects associated with the foregoing pre-tax items; (v) the discrete net tax benefit associated with the U.S. Tax Legislation; and (vi) the discrete tax benefit related to the remeasurement of certain of the Company’s net deferred tax liabilities in connection with the 2019 Dutch Tax Plan. Please see Table 1 for the reconciliation of GAAP net income to net income on a non-GAAP basis.

PVH CORP.
Consolidated Balance Sheets
(In millions)

	2/2/20	2/3/19
ASSETS
Current Assets:
Cash and Cash Equivalents	$503.4	$452.0
Receivables	765.1	803.8
Inventories	1,615.7	1,732.4
Other	272.8	250.4
Assets Held For Sale	237.2
Total Current Assets	3,394.2	3,238.6
Property, Plant and Equipment	1,026.8	984.5
Operating Lease Right-of-Use Assets (1)	1,675.8
Goodwill and Other Intangible Assets	7,158.3	7,239.7
Other Assets	375.9	400.9
	$13,631.0	$11,863.7

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$1,877.1	$1,881.1
Current Portion of Operating Lease Liabilities (1)	363.5
Short-Term Borrowings	49.6	12.8
Current Portion of Long-Term Debt	13.8	—
Current Liabilities Related to Assets Held For Sale	57.1
Other Liabilities	1,234.5	1,322.4
Long-Term Portion of Operating Lease Liabilities (1)	1,532.0
Long-Term Debt	2,693.9	2,819.4
Redeemable Non-Controlling Interest	(2.0)	0.2
Stockholders’ Equity	5,811.5	5,827.8
	$13,631.0	$11,863.7

Note: Year over year balances are impacted by changes in foreign currency exchange rates.

(1) Operating Lease Right-of-Use Assets, Current Portion of Operating Lease Liabilities and Long-Term Portion of Operating Lease Liabilities as of February 2, 2020 reflect the impact of the adoption of the new lease accounting standard in the first quarter of 2019.

PVH CORP.
Segment Data
(In millions)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	2/2/20	2/3/19

Tommy Hilfiger North America
Net sales	$413.5	$422.7
Royalty revenue	21.5	19.5
Advertising and other revenue	5.3	4.9
Total	440.3	447.1

Tommy Hilfiger International
Net sales	848.8	702.1
Royalty revenue	11.9	13.3
Advertising and other revenue	4.5	5.1
Total	865.2	720.5

Total Tommy Hilfiger
Net sales	1,262.3	1,124.8
Royalty revenue	33.4	32.8
Advertising and other revenue	9.8	10.0
Total	1,305.5	1,167.6

Calvin Klein North America
Net sales	336.4	387.3
Royalty revenue	34.1	31.7
Advertising and other revenue	11.1	11.3
Total	381.6	430.3

Calvin Klein International
Net sales	528.4	491.0
Royalty revenue	19.0	22.7
Advertising and other revenue	7.0	8.9
Total	554.4	522.6

Total Calvin Klein
Net sales	864.8	878.3
Royalty revenue	53.1	54.4
Advertising and other revenue	18.1	20.2
Total	936.0	952.9

Heritage Brands Wholesale
Net sales	288.1	292.5
Royalty revenue	4.2	4.7
Advertising and other revenue	1.1	0.7
Total	293.4	297.9

Heritage Brands Retail
Net sales	65.0	64.5
Royalty revenue	0.9	0.9
Advertising and other revenue	0.0	0.2
Total	65.9	65.6

Total Heritage Brands
Net sales	353.1	357.0
Royalty revenue	5.1	5.6
Advertising and other revenue	1.1	0.9
Total	359.3	363.5

Total Revenue
Net sales	2,480.2	2,360.1
Royalty revenue	91.6	92.8
Advertising and other revenue	29.0	31.1
Total	$2,600.8	$2,484.0

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS (LOSS) BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	2/2/20			2/3/19
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Tommy Hilfiger North America	$20.6		$20.6	$54.2		$54.2

Tommy Hilfiger International	124.0	$(3.2)	127.2	113.5	$(3.7)	117.2

Total Tommy Hilfiger	144.6	(3.2)	147.8	167.7	(3.7)	171.4

Calvin Klein North America	22.5		22.5	12.2	(18.9)	31.1

Calvin Klein International	41.1	(2.1)	43.2	31.5	(21.8)	53.3

Total Calvin Klein	63.6	(2.1)	65.7	43.7	(40.7)	84.4

Heritage Brands Wholesale	(152.4)	(142.6)	(9.8)	(6.8)		(6.8)

Heritage Brands Retail	(0.3)		(0.3)	(0.9)		(0.9)

Total Heritage Brands	(152.7)	(142.6)	(10.1)	(7.7)		(7.7)

Corporate	(151.2)	(97.8)	(53.4)	(70.0)	(15.0)	(55.0)

Total (loss) earnings before interest and taxes	$(95.7)	$(245.7)	$150.0	$133.7	$(59.4)	$193.1

(1)
The adjustments for the quarter ended February 2, 2020 represent the elimination of (i) the recognized actuarial loss on retirement plans; (ii) the costs related to the Australia acquisition, primarily consisting of noncash valuation adjustments; and (iii) the noncash loss related to the Speedo transaction.

(2)
The adjustments for the quarter ended February 3, 2019 represent the elimination of (i) the recognized actuarial loss on retirement plans; (ii) the costs related to the TH China acquisition, consisting of noncash amortization of short-lived assets; and (iii) the costs related to the Calvin Klein restructuring.

PVH CORP.
Segment Data (continued)
(In millions)

REVENUE BY SEGMENT
	Year Ended	Year Ended
	2/2/20	2/3/19

Tommy Hilfiger North America
Net sales	$1,540.2	$1,574.3
Royalty revenue	84.1	76.2
Advertising and other revenue	23.6	18.7
Total	1,647.9	1,669.2

Tommy Hilfiger International
Net sales	2,994.2	2,599.7
Royalty revenue	49.8	52.7
Advertising and other revenue	19.8	22.9
Total	3,063.8	2,675.3

Total Tommy Hilfiger
Net sales	4,534.4	4,174.0
Royalty revenue	133.9	128.9
Advertising and other revenue	43.4	41.6
Total	4,711.7	4,344.5

Calvin Klein North America
Net sales	1,467.0	1,599.9
Royalty revenue	148.9	143.6
Advertising and other revenue	53.8	49.8
Total	1,669.7	1,793.3

Calvin Klein International
Net sales	1,896.7	1,827.9
Royalty revenue	74.1	78.9
Advertising and other revenue	27.3	31.1
Total	1,998.1	1,937.9

Total Calvin Klein
Net sales	3,363.7	3,427.8
Royalty revenue	223.0	222.5
Advertising and other revenue	81.1	80.9
Total	3,667.8	3,731.2

Heritage Brands Wholesale
Net sales	1,248.5	1,293.2
Royalty revenue	19.2	20.5
Advertising and other revenue	4.2	3.7
Total	1,271.9	1,317.4

Heritage Brands Retail
Net sales	253.4	259.2
Royalty revenue	3.8	4.0
Advertising and other revenue	0.4	0.5
Total	257.6	263.7

Total Heritage Brands
Net sales	1,501.9	1,552.4
Royalty revenue	23.0	24.5
Advertising and other revenue	4.6	4.2
Total	1,529.5	1,581.1

Total Revenue
Net sales	9,400.0	9,154.2
Royalty revenue	379.9	375.9
Advertising and other revenue	129.1	126.7
Total	$9,909.0	$9,656.8

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS (LOSS) BEFORE INTEREST AND TAXES BY SEGMENT

	Year Ended			Year Ended
	2/2/20			2/3/19
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Tommy Hilfiger North America	$93.5	$(62.4)	$155.9	$233.8		$233.8

Tommy Hilfiger International	468.2	(11.1)	479.3	377.1	$(23.6)	400.7

Total Tommy Hilfiger	561.7	(73.5)	635.2	610.9	(23.6)	634.5

Calvin Klein North America	99.8	(91.5)	191.3	166.7	(18.9)	185.6

Calvin Klein International	153.3	(69.7)	223.0	211.5	(21.8)	233.3

Total Calvin Klein	253.1	(161.2)	414.3	378.2	(40.7)	418.9

Heritage Brands Wholesale	(84.9)	(143.8)	58.9	83.3		83.3

Heritage Brands Retail	3.0		3.0	7.4		7.4

Total Heritage Brands	(81.9)	(143.8)	61.9	90.7		90.7

Corporate	(174.2)	6.6	(180.8)	(188.1)	(15.0)	(173.1)

Total earnings before interest and taxes	$558.7	$(371.9)	$930.6	$891.7	$(79.3)	$971.0

(1)
The adjustments for the year ended February 2, 2020 represent the elimination of (i) the recognized actuarial loss on retirement plans; (ii) the costs related to the Calvin Klein restructuring; (iii) the costs in connection with the TH U.S. store closures; (iv) the costs in connection with the refinancing of the Company’s senior credit facilities; (v) the costs related to the Australia and TH CSAP acquisitions, primarily consisting of noncash valuation adjustments; (vi) the noncash gain recorded to write up the Company’s equity investments in Gazal and PVH Australia to fair value in connection with the Australia acquisition; (vii) the one-time costs recorded on the Company’s equity investments in Gazal and PVH Australia prior to the Australia acquisition closing; (viii) the costs in connection with the Socks and Hosiery transaction; and (ix) the noncash loss related to the Speedo transaction.

(2)
The adjustments for the year ended February 3, 2019 represent the elimination of (i) the recognized actuarial loss on retirement plans; (ii) the costs related to the TH China acquisition, consisting of noncash amortization of short-lived assets; and (iii) the costs related to the Calvin Klein restructuring.

PVH CORP.
Reconciliations of 2019 Constant Currency Revenue
(In millions)

As a supplement to the Company’s reported operating results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies but reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant effect on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.
The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).
Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

	GAAP Revenue		% Change
	Quarter Ended		GAAP	Positive (Negative) Impact of Foreign Exchange	Constant Currency
	2/2/20	2/3/19

Tommy Hilfiger North America	$440.3	$447.1	(1.5)%	0.2%	(1.7)%
Tommy Hilfiger International	865.2	720.5	20.1%	(2.3)%	22.4%
Total Tommy Hilfiger	1,305.5	1,167.6	11.8%	(1.4)%	13.2%

Calvin Klein North America	$381.6	$430.3	(11.3)%	0.1%	(11.4)%
Calvin Klein International	554.4	522.6	6.1%	(2.3)%	8.4%
Total Calvin Klein	936.0	952.9	(1.8)%	(1.3)%	(0.5)%

Total Revenue	$2,600.8	$2,484.0	4.7%	(1.1)%	5.8%

	GAAP Revenue		% Change
	Year Ended		GAAP	Negative Impact of Foreign Exchange	Constant Currency
	2/2/20	2/3/19

Total Tommy Hilfiger	$4,711.7	$4,344.5	8.4%	(3.0)%	11.4%

Total Calvin Klein	$3,667.8	$3,731.2	(1.7)%	(2.3)%	0.6%

Total Revenue	$9,909.0	$9,656.8	2.6%	(2.2)%	4.8%

PVH CORP.
Full Year Reconciliation of 2019 GAAP to Non-GAAP Guidance

2019 Net Income Per Common Share Reconciliation

The Company had previously presented its 2019 estimated results on a non-GAAP basis in its earnings press release issued on January 9, 2020 by excluding (i) the costs incurred and expected to be incurred related to the Calvin Klein restructuring, consisting of a noncash lease asset impairment resulting from the closure of the Company’s flagship store on Madison Avenue in New York, New York; other noncash asset impairments; severance; contract termination and other costs; and inventory markdowns; (ii) the costs incurred in connection with the TH U.S. store closures, primarily consisting of noncash lease asset impairments; (iii) the costs incurred in connection with the refinancing of the Company’s senior credit facilities; (iv) the costs incurred and expected to be incurred related to the Australia and TH CSAP acquisitions, primarily consisting of noncash valuation adjustments; (v) the noncash gain recorded to write up the Company's equity investments in Gazal and PVH Australia to fair value in connection with the Australia acquisition; (vi) the one-time costs recorded on the Company’s equity investments in Gazal and PVH Australia prior to the Australia acquisition closing, (vii) the costs incurred in connection with the Socks and Hosiery transaction; (viii) the expenses incurred and expected to be incurred resulting from the remeasurements of the mandatorily redeemable non-controlling interest recognized in connection with the Australia acquisition; (ix) the noncash loss expected to be recorded related to the sale of its Speedo North America business and the resulting deconsolidation of the Speedo net assets; and (x) the estimated tax effects associated with the foregoing pre-tax items. The Company provided the reconciliation set forth below to present its estimate on a GAAP basis and excluding the foregoing amounts. The 2019 net income per common share guidance as provided in the Company’s 2019 earnings press release issued on January 9, 2020 and set forth below, presented on both a GAAP and non-GAAP basis, is no longer valid and presented only for informational purposes.

The 2019 estimated results were presented on both a GAAP and non-GAAP basis. The Company believes presenting these results on a non-GAAP basis provides useful additional information to investors. The Company excludes such amounts that it deems to be non-recurring or non-operational and believes that excluding them (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company, and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance measures calculated in accordance with GAAP. The information presented on a non-GAAP basis may not be comparable to similarly titled measures reported by other companies.

The estimated tax effects associated with the above pre-tax items were based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each pre-tax item identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and, if so, in what jurisdiction the tax expense or tax deduction would occur. All of the pre-tax items identified as non-GAAP exclusions were identified as either primarily taxable or tax deductible, with the tax effect taken at the applicable income tax rate in the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

Guidance (superseded)
Full Year 2019 (Estimated)

GAAP net income per common share attributable to PVH Corp.	approximately $6.32
Estimated per common share impact of items identified as non-GAAP exclusions	$(3.13)
Net income per common share attributable to PVH Corp. on a non-GAAP basis	at least $9.45